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                                                             EXHIBIT 99.B6(c)





                                     ADDENDUM TO
                              KEMPER DISTRIBUTORS, INC.
                               SELLING GROUP AGREEMENT


          Your Selling Group Agreement, including any subsequent amendments thereto ("Agreement"), with Kemper Distributors, Inc. ("KDI") for the distribution of shares of the Kemper Funds (the "Funds") is hereby amended as follows:

          (1) Section 3 is revised by the inclusion of the following condition after the last sentence of said Section. "Our liability to you with respect to the payment of any service fee is limited to the proceeds received by us from the Funds for your services, and you waive any right you may have to payment of any service fee until we are in receipt of the proceeds from the Funds that are attributable to your services."

          (2) The third sentence of Section 17 is revised to read as follows: "Class C Shares are offered at net asset value without an initial sales charge but are subject to a contingent deferred sales charge and a Rule 12b-1 fee, and have no conversion feature.


                                             KEMPER DISTRIBUTORS, INC.





          Date:     October 18, 1996